CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 1, 2001, relating to the financial statements and financial highlights which appears in the June 30, 2001 Annual Report to Shareholders of the CDC Nvest Jurika & Voyles Relative Value Fund (formerly Jurika & Voyles Value+Growth Fund), a series of CDC Nvest Funds Trust I (formerly Jurika & Voyles Fund Group), CDC Nvest Jurika & Voyles Small Cap Growth Fund (formerly Jurika & Voyles Small-Cap Fund), a series of CDC Nvest Funds Trust III (formerly Jurika & Voyles Fund Group) and Jurika & Voyles Balanced Fund, a series of Jurika & Voyles Fund Group, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Fund Performance" and "Independent Accountants" in such Registration Statement.


/s/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
New York, New York
November 29, 2001